Exhibit 99.1

Contact: Randall L. Herrel, Sr. – President and CEO
(760) 929-6142
Peter S. Case – Executive Vice President and CFO
(760) 929-4640

Investor Relations: Sean Collins — Partner
CCG Investor Relations and Strategic Communications
(310) 231-8600. ext. 202

ASHWORTH, INC. ANNOUNCES APPOINTMENT OF A NEW DIRECTOR

CARLSBAD, CALIFORNIA, December 20 , 2005 – Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced that the Board of Directors of Ashworth, Inc. (the “Board”) appointed a new outside director to the Company’s Board effective January 1, 2006.

The Company’s Board approved the appointment of Mr. Detlef Adler to serve as Director effective January 1, 2006. Mr. Adler will stand for election at the Company’s Annual Meeting of Stockholders scheduled for March 2006. The Company’s Corporate Governance and Nominating Committee is in the process of searching for two or three directors who possess the desired skill sets designed to enhance the diversity of experience on the Company’s Board of Directors. Mr. Adler brings to the Board several of these desired skill sets. First, Mr. Adler has extensive supply chain related experience. Second, he is the CEO of Seidensticker Group (“Seidensticker”), an international apparel company domiciled in Germany, and third, he represents Seidensticker, which is a beneficial shareholder of approximately 5.4% of the Company’s outstanding common stock at October 31, 2005.

Mr. Adler, 47, is CEO of Seidensticker which is a supplier of woven shirts to Ashworth as well as a major shareholder. Mr. Adler has been with Seidensticker since 1994 and served as the CFO from 1994 to 1996 when he was named the CEO. From 1989 to 1994, he served as the Director of Finance for Goldwell AG, which at the time was a subsidiary of Kao Corp. Japan. He was responsible for the finance-related function of all international subsidiaries for Goldwell.

To accommodate the election of Mr. Adler, the Board also adopted a resolution to increase the authorized number of directors on the Board. Effective as of January 1, 2006, the exact number of directors of the Company was increased from six to seven.

After the effective date of Mr. Adler’s appointment, the Board will have seven directors comprised of six independent directors (as determined in accordance with NASDAQ’s independence requirements) and one employee director. Mr. Adler has been appointed to serve on the Compensation and Human Resources and the Corporate Governance Committee and Nominating Committee.

There are no arrangements or understandings pursuant to which Mr. Adler was selected as a director of the Company. However, Mr. Adler is the CEO of Seidensticker which has a supply arrangement with the Company that will require disclosure pursuant to Item 404 of the Securities and Exchange Commission’s Regulation S-K. The amount of business between the Seidensticker and Ashworth is approximately $4.5 million a year. This amount has been determined to be well below NASDAQ’s 5% threshold and, therefore, the Board has determined that Mr. Adler will be an independent member of the Board.

Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth CollectionTM is a range of upscale sportswear designed to be worn on and off course. Ashworth AuthenticsTM showcases popular items from the Ashworth line. Ashworth Weather Systems® utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth® and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands’ sales into the Company’s three traditional distribution channels. The Game brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.’s SEC reports, including the report on Form 10-K for the year ended October 31, 2004 and Form 10-Q’s filed thereafter. The Company undertakes no obligation to publicly release the results of any revision of the forward-looking statements.

CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Peter S. Case, 760-929-4640
or
CCG Investor Relations and Strategic Communications
Sean Collins, (310)-231-8600, ext. 202 (Investor Relations)

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